As filed with the Securities and Exchange Commission on June 2, 1998

                                                       Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------


                             DONALDSON COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                    Delaware                                  41-0222640
          (State or other jurisdiction                     (I.R.S. Employer
        of incorporation or organization)                 Identification No.)

              1400 West 94th Street
             Minneapolis, Minnesota                              55431
    (Address of Principal Executive Offices)                  (Zip Code)


     DONALDSON COMPANY, INC. STOCK OPTION PROGRAM FOR NONEMPLOYEE DIRECTORS
       DONALDSON COMPANY, INC. 1998 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN
                            (Full title of the plans)


                                NORMAN C. LINNELL
                             Donaldson Company, Inc.
                              1400 West 94th Street
                          Minneapolis, Minnesota 55431
                     (Name and address of agent for service)

                                 (612) 887-3131
          (Telephone number, including area code, of agent for service)

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                 Proposed maximum      Proposed maximum       Amount of
Title of securities to be         Amount to be   offering price per   aggregate offering    registration
       registered                  registered        share (1)             price (1)             fee
--------------------------------------------------------------------------------------------------------
Common Stock, $5 par value(2)       400,000          $17.9525            $7,181,000             $2118.40
========================================================================================================

(1) Of the 400,000 shares registered hereunder, as of the date hereof, options with respect to 180,000 shares have been granted (at a weighted average exercise price of $14.1514 per share) under the Stock Option Program for Nonemployee Directors ("Prior Plan"). The proposed maximum offering price has been determined pursuant to Rule 457(h)(1) and represents the sum of
     (i) the aggregate exercise price of all options granted to date under the Prior Plan plus (ii) the product of the remaining 220,000 shares to be granted under the 1998 Nonemployee Director Stock Option Plan (the "New Plan") multiplied by a per share price of $21.0625, the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on May 27, 1998.

(2) Including Preferred Stock Purchase Rights, which are attached to and trade with the Common Stock.

================================================================================

                                    PART II.
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents, which have been filed by Donaldson Company, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement, as of their respective dates:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended October 31, 1997 and January 31, 1998; and

          (c) The descriptions of the Company's Common Stock and the Company's Preferred Stock Purchase Rights contained in any Registration Statement of the Company filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such descriptions filed subsequent to the date of this Prospectus.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason for the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          The Bylaws of the Company provide that the officers and directors of the Company shall be indemnified to the full extent permitted by the Delaware General Corporation Law, as amended from time to time.

          The Company maintains directors' and officers' liability insurance which covers certain liabilities and expenses of officers and directors of the Company and covers the Company for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

Item 7. Exemption from Registration Claimed.

          No securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

     4.1 Certificate of Incorporation of the Company as currently in effect (incorporated by reference to Exhibit 3-A to the Company's Form 10-Q Quarterly Report for the fiscal quarter ended January 31, 1998 (SEC file number 1-7891))

     4.2 Bylaws of the Company as currently in effect (incorporated by reference to Exhibit 3-B to the Company's Form 10-K Annual Report for the fiscal year ended July 31, 1996 (SEC file number 1-7891))

     4.3 Rights Agreement, dated as of January 12, 1996, between the Company and Norwest Bank Minnesota, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated January 12, 1996 (SEC file number 1-7891)).

     5.1  Opinion and Consent of Dorsey & Whitney LLP

     23.1 Consent of Ernst & Young LLP

     23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 above)

     24.1 Powers of Attorney

Item 9. Undertakings.

     A. Post-Effective Amendments.

          The undersigned issuer hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that subparagraphs (a) and (b) above will not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Subsequent Documents Incorporated by Reference.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Claims for Indemnification.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 31, 1998.

Date:  May 31, 1998         DONALDSON COMPANY, INC.


                            By: /s/ James R. Giertz
                               -------------------------------------------------
                               James R. Giertz
                               Senior Vice President and Chief Financial Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on May 31, 1998.

         SIGNATURE                              TITLE
         ---------                              -----

  /s/ William G. Van Dyke       Chairman of the Board, Chief Executive Officer
-----------------------------     and President (principal executive officer)
William G. Van Dyke


  /s/ James R. Giertz          Senior Vice President and Chief Financial Officer
----------------------------     (principal financial officer)
James R. Giertz


  /s/ Thomas A. Windfeldt      Vice President, Controller and Treasurer
----------------------------
Thomas A. Windfeldt


F. GUILLAUME BASTIAENS*        Director

PAUL B. BURKE*                 Director

JANET M. DOLAN*                Director

JACK W. EUGSTER*               Director

JOHN F. GRUNDHOFER*            Director

KENDRICK B. MELROSE*           Director

S. WALTER RICHEY*              Director

STEPHEN W. SANGER*             Director


*By  /s/ James R. Giertz
    ----------------------------
    James R. Giertz
    Attorney-in-fact**

--------------
** Executed on behalf of the indicated persons by James R. Giertz pursuant to the Power of Attorney included as Exhibit 24.1 to this registration statement.

                                  EXHIBIT INDEX


Exhibit
Number      Exhibit                                         Page
------      -------                                         ----

5.1         Opinion of Dorsey & Whitney LLP                 Electronically Filed

23.1        Consent of Ernst & Young LLP                    Electronically Filed

23.2        Consent of Dorsey & Whitney LLP (included in
            Exhibit 5.1 above)

24.1        Power of Attorney                               Electronically Filed